EX-99.1 Press Release
NEWS RELEASE
For Immediate Release
Contact: Investor Relations

(206) 298-2909

EMERITUS COMPLETES PURCHASE OF 19 COMMUNITIES

SEATTLE, WA, July 1, 2008 - Emeritus Corporation (AMEX: ESC), a national provider of assisted living and related services to senior citizens, announced today that it has closed on the first phase of the previously announced purchase of 29 communities from Health Care REIT, Inc. (HCN) and affiliates.  The communities were formerly operated by the Company under long-term leases.  This first phase closing consists of 19 communities with a capacity of 1,564 units for a purchase price of $222.7 million, excluding closing costs and loan fees.

Financing for this first phase consists of $163.2 million of mortgage debt at a fixed rate of 6.65% originated by Key Bank through a Freddie Mac credit facility, a $50.0 million note from HCN with a fixed rate of 8.0%, increasing on each anniversary date by 25 basis points, and the balance from Emeritus cash on hand.  The Freddie Mac credit facility has a term of 10 years, with interest-only payments for the first year and, thereafter, interest and principal payments based on a 30-year amortization schedule.  The HCN note has a term of three years, with interest-only payments over the three-year term.

The Company currently accounts for 18 of the 19 properties as capital leases.  Upon termination of the leases, the difference between the carrying amount of the capital lease assets and the capital lease obligations will be recorded as an adjustment to the carrying amount of the purchased communities.  This reduction in the cost basis of the 19 purchased assets is estimated to be approximately $25.9 million as of the closing date.  The current annual lease payment for these 19 communities is approximately $13.3 million, of which $6.8 million was recorded as interest expense, $5.5 million as principal payments on capital lease obligations, and $1.0 million as facility lease expense for the one community accounted for as an operating lease.

The acquisition of these 19 communities increases the Company’s owned portfolio to 149, or 58.4% of the total consolidated portfolio.

ABOUT THE COMPANY

Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  The Company’s communities provide a residential housing alternative for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process.  Emeritus currently operates 288 communities in 36 states representing capacity for approximately 25,000 units and 30,000 residents.  For more information about Emeritus, visit the Company's Web site at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this release that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of re-financings; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, and other uncertainties related to professional liability claims.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Reports Form 10-K and Quarterly Reports Form 10-Q.